Exhibit 99

       VF Announces Record Third Quarter Revenues and Earnings,
            Raises Full Year Guidance and Declares Dividend

    --  Strong Organic Revenue Growth of 12% Drives 11% Increase in
        EPS to $1.75

    -- All Businesses - Outdoor, Jeanswear, Sportswear, Imagewear and Intimates - Achieve Higher Revenues

    -- 2006 Full Year Guidance Raised: Revenues Could Top $7 Billion, While EPS Expected to Be up 11%

    --  Quarterly Dividend of $.55 Per Share Declared

    Information Regarding VF's Third Quarter Conference Call Webcast Today Can Be Found at the End of This Release


    GREENSBORO, N.C.--(BUSINESS WIRE)--Oct. 20, 2006--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the third quarter of 2006. All per share amounts are presented on a diluted basis.

    Revenues rose 12% to a record $2,033.8 million, compared with $1,822.1 million in the third quarter of 2005, driven by higher revenues across all our businesses. Net income in the current quarter increased 10% to a record $197.7 million, compared with $179.6 million in the prior year's quarter. Earnings per share rose 11% to a record $1.75 from $1.57. Foreign currency translation benefited revenues and earnings per share by $24 million and $.03, respectively, in the quarter.

    For the first nine months of 2006, revenues were up 8% to $5,266.3 million from $4,856.4 million in the 2005 period. Income rose 9%, to $424.9 million from $391.1 million, while earnings per share increased 10% to $3.77 from $3.43, before a $.10 per share cumulative effect of a change in accounting policy for stock compensation expense in the first quarter of 2005.

    "We are very pleased with our brands' strong performance this quarter. We have stepped up our investments in a number of areas, including product development, marketing and geographic expansion, and it's paying off in strong organic growth," said Mackey J. McDonald, chairman and chief executive officer. "We are committed to keeping our brands healthy and growing through such investments, while at the same time delivering strong earnings growth."

    Third Quarter Business Review

    Outdoor

    Our Outdoor coalition continues to have tremendous momentum, with total revenues up 25% to $659 million and strong gains across nearly every brand. Domestic revenues grew 20% in the quarter while international revenues rose 37%. The North Face(R), Vans(R), Napapijri(R) and Eastpak(R) brands each posted revenue gains in excess of 20%, while our Reef(R) and Kipling(R) brands also posted solid growth in the quarter.

    Operating income rose 25% in the quarter, while operating margins remained strong and stable, despite continued investments to support the future growth we expect from all our Outdoor brands.

    Jeanswear

    Our Jeanswear coalition, which includes our Wrangler(R), Lee(R) and Riders(R) brands, posted another quarter of healthy growth, with revenues up 6% and growth in both our domestic and international businesses. Domestic jeanswear revenues grew 5% with our Lee, Mass Market and Specialty businesses all growing at comparable rates. International revenues increased 8%, due primarily to the launch of our new majority-owned joint venture in India and foreign currency benefits. We continue to see strong growth in such markets as Mexico, China and Russia, where revenues are growing at double-digit rates.

    Jeanswear operating income declined slightly in the quarter, due primarily to marketing investments to support growth in our brands, particularly our Lee(R) and Wrangler(R) brands in the U.S. In addition, capacity actions to reduce future product costs resulted in higher expenses in the period.

    Sportswear

    Total revenues of our Sportswear coalition, which includes our Nautica(R) and John Varvatos(R) brands as well as the Kipling(R) brand in North America, increased 6% in the quarter. Each brand achieved higher revenues in the quarter. Our Nautica(R) branded business enjoyed a revenue gain of 4%. Double-digit revenue gains were achieved in our Kipling(R) and John Varvatos(R) brands, as we continue to expand these businesses in the U.S.

    As anticipated, reflecting ongoing investments to support our new Nautica(R) women's sportswear initiative, operating income and margins declined during the quarter. Otherwise, operating margins would have been comparable to those in the prior year period.

    Imagewear

    Our Imagewear coalition continued its solid growth trend with a 6% revenue increase in the quarter, with gains in both our Image business, which includes uniforms for the industrial, public safety and service markets, and in our licensed apparel business. During the quarter, we announced a new agreement with ESPN to manufacture and market a line of College GameDay apparel, including tees, fleece crews and hoods. The line launched in September at leading sports specialty and sporting goods stores, in addition to better department stores, college campus retailers and online at ESPNShop.com.

    Imagewear operating income declined slightly. Operating margins dropped in the quarter due to investments and actions taken to support future top and bottom line growth, but remain at very healthy levels. Full year margins are expected to be up over prior year levels.

    Intimates

    Reversing the trend of the past several quarters, we are pleased that our Intimates coalition achieved a 5% increase in revenues in the period. Our department store and Private Brands businesses drove most of the increase, with success in new product introductions in both our Vanity Fair(R) and Lily of France(R) brands. We also experienced growth internationally in our Mexican and European boutique businesses.

    Intimates' operating income and margins were down from prior year levels, and are being impacted by provisions for higher than required inventory levels.

    During the quarter we opened 21 retail stores across a variety of brands including Vans(R), Kipling(R) and Napapijri(R), bringing our total number of owned retail stores to 560 at the end of the quarter. Total retail revenues grew 17% in the quarter.

    Overall gross margins expanded slightly in the quarter, to 42.3%. Operating margins remain strong at 15.1% but are down modestly from prior year levels, reflecting the higher costs associated with brand investments and other actions supporting future revenue and earnings growth.

    Our balance sheet remains in excellent shape. Very strong revenues in the month of September resulted in a sharp increase in accounts receivable, and also accounted for the lower than normal cash flow from operations for the nine month period. We continue to expect cash generated from operations to approximate $600 million for the year. Inventories increased at a lower rate than revenues, rising 2% versus the comparable quarter in 2005. Debt as a percent of total capital was 24.3% at the end of the quarter versus 27.3% at the end of the 2005 period.

    Outlook

    We continue to look forward to a very strong fourth quarter and our fourth consecutive year of record revenues and earnings.

    We now expect full year revenues to be up approximately 8% in 2006
- surpassing the $7 billion mark for the first time in our company's history - with nearly all of the increase coming from organic growth. Earnings per share are now expected to rise 11% to approximately $5.05 over the $4.54 reported in 2005 before the cumulative effect adjustment.

    Accordingly, fourth quarter revenues should increase by about 6%, with earnings per share rising approximately 13%, indicating additional expansion in operating margins during the period.

    "We are confident that we have the pieces in place to continue to achieve our long-term growth and margin targets," said Mr. McDonald. "Most of our brands are strong and growing, and we have a robust pipeline of initiatives in place to support their continued growth. We continue to target a 14% operating margin and expect to make continued progress towards that goal in the coming months and years. We have the balance sheet and cash flow to fund additional acquisitions. And we are committed to returning cash to shareholders via our very strong dividend."

    Dividend Declared

    The Board of Directors declared a cash dividend of $.55 per share, payable on December 18, 2006 to shareholders of record as of the close of business on December 8, 2006.

    Cautionary Statement on Forward-looking Statements

    Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

    Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to effectively transition to a new distribution center supporting our domestic Outdoor businesses; VF's ability to maintain information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

    About the Company

    VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Wrangler(R), Lee(R), Riders(R), Rustler(R), The North Face(R), Vans(R), Reef(R), Napapijri(R), Kipling(R), Nautica(R), John Varvatos(R), JanSport(R), Eastpak(R), Vanity Fair(R), Vassarette(R), Bestform(R), Lily of France(R), Lee Sport(R) and Red Kap(R).

    VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

    Webcast Information

    VF will hold its third quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-800-289-0572 domestic, or 1-913-981-5543 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through November 2, 2006 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 2436709. A replay also can be accessed at the Company's Web site at www.vfc.com.


                            VF CORPORATION
                  Consolidated Statements of Income
               (In thousands, except per share amounts)

                         Three Months Ended      Nine Months Ended
                               September              September
                       -----------------------------------------------
                          2006        2005        2006        2005
                       ----------------------- -----------------------


Net Sales              $2,015,213  $1,803,064  $5,209,673  $4,802,538
Royalty Income             18,576      19,022      56,677      53,840
                       ----------------------- -----------------------

Total Revenues          2,033,789   1,822,086   5,266,350   4,856,378
                       ----------------------- -----------------------

Costs and Operating
 Expenses
 Cost of goods sold     1,173,149   1,055,613   3,049,549   2,812,989
 Marketing,
  administrative and
  general expenses        553,871     478,471   1,545,878   1,415,097
                       ----------------------- -----------------------
                        1,727,020   1,534,084   4,595,427   4,228,086
                       ----------------------- -----------------------

Operating Income          306,769     288,002     670,923     628,292

Other Income (Expense)
 Interest income            1,439       1,402       4,149       6,459
 Interest expense         (15,842)    (19,357)    (42,394)    (56,521)
 Miscellaneous, net         1,272         819       2,070         801
                       ----------------------- -----------------------
                          (13,131)    (17,136)    (36,175)    (49,261)
                       ----------------------- -----------------------

Income before Income
 Taxes and Cumulative
 Effect of a Change in
 Accounting Policy        293,638     270,866     634,748     579,031

Income Taxes               95,931      91,236     209,824     187,966
                       ----------------------- -----------------------

Income before
 Cumulative Effect of a
 Change in Accounting
 Policy                   197,707     179,630     424,924     391,065
Cumulative Effect of a
 Change in Accounting
 Policy                         -           -           -     (11,833)
                       ----------------------- -----------------------

Net Income             $  197,707  $  179,630  $  424,924  $  379,232
                       ======================= =======================

Earnings Per Common
 Share - Basic
Income before
 cumulative effect of a
 change in accounting
 policy                $     1.78  $     1.61  $     3.85  $     3.51
Cumulative effect of a
 change in accounting
 policy                         -           -           -       (0.11)
Net income                   1.78        1.61        3.85        3.40

Earnings Per Common
 Share - Diluted
 Income before
  cumulative effect of
  a change in
  accounting policy          1.75        1.57        3.77        3.43
 Cumulative effect of a
  change in accounting
  policy                        -           -           -       (0.10)
 Net income                  1.75        1.57        3.77        3.32

Weighted Average Shares
 Outstanding
 Basic                    110,802     111,114     110,179     111,043
 Diluted                  113,062     114,146     112,649     114,139


Cash Dividends Per
 Common Share          $     0.55  $     0.27  $     1.39  $     0.81




NOTE A: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2006, December 2005 and September 2005 relate to the fiscal periods ended as of September 30, 2006, December 31, 2005 and October 1, 2005, respectively.

NOTE B: During the fourth quarter of 2005, VF elected to early adopt
 FASB Statement No. 123 (Revised), Share-Based Payment, effective as of the beginning of 2005 using the modified retrospective method. Under this method of adoption, VF restated its 2005 interim financial statements as follows: (1) recorded in the first quarter a noncash charge as the Cumulative Effect of a Change in Accounting Policy for periods prior to January 2005, (2) restated its operating results, including segment information, for each quarter of 2005 to recognize compensation cost for grants of stock options and other stock-based compensation, (3) reclassified accrued stock-based compensation from Current Liabilities to Common Stockholders' Equity in the Consolidated Balance Sheet and (4) reclassified the tax benefits from the exercise of stock options from operating activities to financing activities in the Consolidated Statement of Cash Flows.

NOTE C: Beginning in the fourth quarter of 2005, Royalty Income was classified as a separate component of Total Revenues, with related expenses classified in Marketing, Administrative and General. Prior period amounts have been reclassified to conform with the new presentation.


                            VF CORPORATION
                     Consolidated Balance Sheets
                            (In thousands)

                                    September   December    September
                                      2006        2005        2005
                                   ----------- ----------- -----------

ASSETS

Current Assets
 Cash and equivalents              $  154,196  $  296,557  $  215,549
 Accounts receivable, net           1,191,303     764,184     950,649
 Inventories                        1,196,154   1,081,080   1,170,098
 Other current assets                 223,814     223,555     199,464
                                   ----------- ----------- -----------
        Total current assets        2,765,467   2,365,376   2,535,760

Property, Plant and Equipment       1,601,144   1,551,411   1,535,247
 Less accumulated depreciation        993,943     987,356     978,079
                                   ----------- ----------- -----------
                                      607,201     564,055     557,168

Intangible Assets                     761,895     744,313     749,997

Goodwill                            1,133,790   1,097,037   1,095,146

Other Assets                          408,104     400,290     418,520
                                   ----------- ----------- -----------

                                   $5,676,457  $5,171,071  $5,356,591
                                   =========== =========== ===========


LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current Liabilities
 Short-term borrowings             $  302,641  $  138,956  $  181,017
 Current portion of long-term debt     35,670      33,956     333,665
 Accounts payable                     395,891     451,900     356,438
 Accrued liabilities                  511,579     527,331     577,750
                                   ----------- ----------- -----------
        Total current liabilities   1,245,781   1,152,143   1,448,870

Long-term Debt                        665,475     647,728     527,511

Other Liabilities                     642,075     539,661     580,722

Commitments and Contingencies

Redeemable Preferred Stock                  -      23,326      24,083

Common Stockholders' Equity
 Common Stock                         111,208     110,108     110,887
 Additional paid-in capital         1,407,986   1,277,486   1,261,506
 Accumulated other comprehensive
  income (loss)                      (155,956)   (164,802)   (140,607)
 Retained earnings                  1,759,888   1,585,421   1,543,619
                                   ----------- ----------- -----------
        Total common stockholders'
         equity                     3,123,126   2,808,213   2,775,405
                                   ----------- ----------- -----------

                                   $5,676,457  $5,171,071  $5,356,591
                                   =========== =========== ===========


                            VF CORPORATION
                Consolidated Statements of Cash Flows
                            (In thousands)

                                                  Nine Months Ended
                                                       September
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

Operating Activities
 Net income                                      $ 424,924  $ 379,232
 Adjustments to reconcile net income
  to cash provided by operating activities:
  Cumulative effect of a change in accounting
   policy                                                -     11,833
  Depreciation                                      72,190     72,348
  Amortization of intangible assets                 13,130     12,111
  Other amortization                                16,352     11,838
  Stock-based compensation                          39,209     35,794
  Pension funding in excess of expense             (42,901)   (24,536)
  Other, net                                         1,700     (6,692)
  Changes in operating assets and liabilities,
   net of acquisitions:
   Accounts receivable                            (408,290)  (199,095)
   Inventories                                     (95,205)  (179,913)
   Accounts payable                                (66,126)   (16,094)
   Accrued liabilities and other                    71,959     44,817
                                                 ---------- ----------

  Cash provided by operating activities             26,942    141,643

Investing Activities
 Capital expenditures                              (79,552)   (75,864)
 Business acquisitions, net of cash acquired       (40,378)  (212,286)
 Software purchases                                 (8,609)   (13,008)
 Sale of VF Playwear business                        4,860      6,667
 Other, net                                         10,001     18,528
                                                 ---------- ----------

  Cash used by investing activities               (113,678)  (275,963)

Financing Activities
 Increase in short-term borrowings                 154,802    136,464
 Payments on long-term debt                        (34,519)  (101,189)
 Purchase of Common Stock                         (118,582)  (175,136)
 Cash dividends paid                              (154,775)   (91,757)
 Proceeds from issuance of Common Stock             79,699     92,751
 Tax benefits of stock option exercises             12,063     16,433
 Other, net                                              -       (181)
                                                 ---------- ----------

  Cash used by financing activities                (61,312)  (122,615)

Effect of Foreign Currency Rate Changes on Cash      5,687    (13,023)
                                                 ---------- ----------

Net Change in Cash and Equivalents                (142,361)  (269,958)

Cash and Equivalents -- Beginning of Year          296,557    485,507
                                                 ---------- ----------

Cash and Equivalents -- End of Period            $ 154,196  $ 215,549
                                                 ========== ==========


                            VF CORPORATION
                  Supplemental Financial Information
                     Business Segment Information
                            (In thousands)

                          Three Months Ended      Nine Months Ended
                              September               September
                       -----------------------------------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Coalition revenues
 Jeanswear             $  738,171  $  694,746  $2,080,161  $2,010,222
 Outdoor                  658,987     525,171   1,415,679   1,110,986
 Intimate Apparel         223,691     213,768     649,317     664,662
 Imagewear                215,743     203,045     598,204     571,158
 Sportswear               183,995     173,934     488,226     467,902
 Other                     13,202      11,422      34,763      31,448
                       ----------- ----------- ----------- -----------

 Total coalition
  revenues             $2,033,789  $1,822,086  $5,266,350  $4,856,378
                       =========== =========== =========== ===========


Coalition profit
 Jeanswear             $  117,766  $  121,893  $  329,639  $  330,399
 Outdoor                  139,606     111,243     232,553     184,680
 Intimate Apparel          18,512      21,052      49,217      56,420
 Imagewear                 33,733      36,808      92,892      90,535
 Sportswear                24,919      28,788      63,257      73,779
 Other                        405      (1,518)       (522)     (2,446)
                       ----------- ----------- ----------- -----------

 Total coalition profit   334,941     318,266     767,036     733,367

Corporate and other
 expenses                 (26,900)    (29,445)    (94,043)   (104,274)
Interest, net             (14,403)    (17,955)    (38,245)    (50,062)
                       ----------- ----------- ----------- -----------

Income before income
 taxes and cumulative
 effect of a change in
 accounting policy     $  293,638  $  270,866  $  634,748  $  579,031
                       =========== =========== =========== ===========

    CONTACT: VF Services, Inc.
             Cindy Knoebel, 212-841-7141 or 336-424-6189
             CFA VP, Financial & Corporate Communications